LEASING AGREEMENT

THIS LEASING AGREEMENT (this “Leasing Agreement”) is made as of March [__], 2011 by and between AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC., a Maryland corporation (the “Company”) and AMERICAN REALTY CAPITAL RETAIL ADVISOR, LLC, a Delaware limited liability company (the “Leasing Agent”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Property Management Agreement, dated the date hereof, by and between the Leasing Agent and the Company (the “Property Management Agreement”).

1.	Engagement.

1.1.
Engagement. The Company hereby engages and retains the Leasing Agent to act as the sole and exclusive real estate broker in connection with the leasing of the Owners’ Properties on the terms of this Leasing Agreement, and the Leasing Agent accepts such engagement and agrees to perform such service on such terms; it being understood, that, the Leasing Agent may engage a third party (together with any Affiliate of such third party or other third party retained in accordance with a leasing agreement between the Leasing Agent and such third party, each a “Sub-Agent”) as the Leasing Agent deems necessary or desirable without the consent of the Company, and may delegate all or a portion of the services to be provided hereunder to such Sub-Agent. Any fees payable to a Sub-Agent (i) shall be the responsibility of the Leasing Agent out of payments received from the Company and (ii) may, at the instruction of the Leasing Agent, be deducted from the Operating Account or the fees payable hereunder and paid by the Owner to such Sub-Agent, or be paid directly by the Leasing Agent to such Sub-Agent, in the Leasing Agent’s sole discretion or as required pursuant to a leasing agreement between the Leasing Agent and a Sub-Agent. The Company agrees to fully cooperate with the Leasing Agent, each Sub-Agent and their agents and Cooperating Brokers (as defined below) with respect to the Leasing Agent’s efforts in leasing the Properties and to refer to the Leasing Agent all inquiries of anyone interested in any Property and to conduct all negotiations through the Leasing Agent. The Company further agrees to furnish the Leasing Agent such information concerning the Properties as the Leasing Agent may reasonably request from time to time as a result of inquiries by prospective tenants.

1.2.	Leasing. This Leasing Agreement relates to leasing only.

2.
Term. The initial term of this Leasing Agreement shall commence on the date hereof, shall continue in full force and effect for one (1) year, and shall be automatically renewed for an unlimited number of successive one (1) year periods, subject to earlier termination as hereinafter provided. The term of this Leasing Agreement may be extended for such additional periods of time as the parties agree to in writing.

3.	Leasing.

3.1.
Leasing Fees. The Company will pay to the Leasing Agent a leasing fee (the “Leasing Fee”) in an amount equal to the leasing fees charged by unaffiliated persons rendering comparable services in the same geographic location of the applicable Property for the Leasing Agent’s or a Sub-Agent’s, as applicable, services in leasing the Properties to third parties, which shall include taking into account the participation of Cooperating Brokers (as defined below), if applicable, and be determined based on evidence of comparable fees provided by the Leasing Agent and shall include taking into account the participation of Cooperating Brokers (as defined below), if applicable, and be subject to consent of the Owner, such consent not to be unreasonably withheld. Commissions shall be fully earned as of the date the lease is executed and shall be paid by the Company, or in the sole discretion of the Leasing Agent, by the Owner, on such date or, if customary for such geographic area then as follows: one half (1/2) of the commission shall be due upon execution of the lease by the Owner and tenant and one half (1/2) of the commission shall be due upon the earlier of (i) tenant’s opening for business at the premises, or (ii) the rent commencement date under the lease.

3.2.
During Term. The Company shall pay the Leasing Agent the Leasing Fee, if, during the Term of this Leasing Agreement, a third party tenant is procured by the Leasing Agent or a Sub-Agent, and if such tenant and the Owner enter into a written lease covering all or part of the Property and if such lease is fully executed by the Owner and such tenant.

3.3.
After Expiration of Term. The Company shall pay the Leasing Agent the Leasing Fee if, within one hundred eighty (180) days after the expiration of the Term or earlier termination of this Leasing Agreement, the Owner enters into a written lease covering all or part of the Property with any person or entity (including any to-be-established entity and/or single purpose entity affiliated with said person or entity) to whom the Leasing Agent or a Sub-Agent has submitted the Property prior to the expiration of the term of this Leasing Agreement or earlier termination of this Leasing Agreement in an effort to lease the Property (the “Prospective Tenants”) and such lease is fully executed by the Owner and the Prospective Tenant, provided the name of the Prospective Tenant is contained on the list described below. The Leasing Agent or a Sub-Agent shall, as a condition precedent to its rights and the Company's obligations under this Section 3.3, submit a written list of the Prospective Tenants containing full and complete names, addresses, telephone numbers and primary contact persons to the Company no later than ten (10) days following the expiration of the term of this Leasing Agreement or earlier termination of this Leasing Agreement. If the Owner enters into another listing or leasing agreement with another real estate broker with respect to the Property, the Owner shall exclude the Prospective Tenants under this Section 3.3 from any such other agreement for the period required herein.

3.4.	Terms of Lease. The Owner reserves the right to determine all terms, conditions and provisions of any lease and to reject any lease in its discretion.

3.5.
Sale by Owner. Whenever the Owner shall sell or convey its interest in a Property or any part thereof, the obligation to pay any Leasing Fees under this Leasing Agreement from and after the date of such sale shall cease as of the date of such sale, provided that the Company shall not be absolved from liability for Leasing Fees earned, payable or due hereunder as of such date.

3.6.
No Additional Payments. The compensation to the Leasing Agent provided herein includes all costs, taxes, fees and charges, and no additional payments shall be made to the Leasing Agent hereunder in connection with any lease.

3.7.
Payment of Leasing Fees. The Leasing Fees shall be paid to the Leasing Agent in accordance with this Section 3. In accordance with and pursuant to Section 4.6, the Leasing Agent or a Sub-Agent shall prepare and submit an invoice to the Company which shall include a computation of the Leasing Fees payable to the Leasing Agent. The Company shall have the right to review such invoice and obtain any supporting documentation with respect thereto from the Leasing Agent. To the extent that the Company believes the computation provided by the Leasing Agent or a Sub-Agent is inconsistent with the computation permitted hereunder, the Company and the Leasing Agent or a Sub-Agent which provided the computation shall work together in good faith to reach a computation of such fees which is reasonably agreeable to both parties. If the Company and the Leasing Agent or a Sub-Agent, as the case may be, agree that any of the Leasing Fees paid to the Leasing Agent for a prior period exceeded the amount permitted hereunder, the Leasing Agent shall deduct the amount of such excess from the fees it is to be paid in accordance herewith for the then current period.

4.	Duties and Authority of the Leasing Agent.

4.1.
Leasing Functions. The Leasing Agent shall coordinate the leasing of the Properties and shall negotiate and use its commercially reasonable efforts to secure executed leases from qualified tenants, and to execute same on behalf of the Owner, if requested, for available space in the Properties, such lease to be in form and on terms approved by the Owner. The Leasing Agent shall be responsible for the hiring of all Sub-Agents, as determined by the Leasing Agent to be necessary for the leasing of the Properties, and to otherwise oversee and manage the leasing process on behalf of each Owner.

4.2.
Duties; Standard of Performance. The Leasing Agent shall devote its commercially reasonable efforts to performing its duties hereunder to lease the Properties in a diligent, careful and professional manner. The services of the Leasing Agent are to be of a scope and quality not less than those generally performed by first class, professional leasing or listing managers of properties similar in type and quality to the Properties and located in the same market area as the Properties. The Leasing Agent will at all times act in good faith and in a commercially reasonable manner with respect to performing the leasing services hereunder with respect to the Properties.

4.3.
Deposits. The Leasing Agent is authorized to conditionally accept a deposit from any prospective tenant in connection with the presentation of a proposed written offer to the Owner, but neither the Company nor any other Owner shall thereby incur any liability or obligation to such proposed tenant, the Leasing Agent, or any other third party by reason of the acceptance of such a deposit by the Leasing Agent. The Leasing Agent will at all times act in good faith, in a commercially reasonable manner and in a fiduciary capacity with respect to the proper protection of and accounting for any deposit accepted by the Leasing Agent; it being understood , that, the Leasing Agent’s fiduciary relationship with each Owner Subsidiary is limited solely to the proper protection of and accounting for such deposits and the Leasing Agent owes no other fiduciary duties to the Owner or security holders of any Owner entity.

4.4.	Leasing Plans

4.4.1.
Within sixty (60) days of a Property becoming subject to this Leasing Agreement, the Leasing Agent shall prepare and submit, or cause to be prepared and submitted, to the Company a marketing and leasing plan with respect to each such Property (each a “Plan”) for the calendar year  (or portion thereof) immediately following such submission. Thereafter, on or before the date specified each year by the Company (but not later than November 1st), the Leasing Agent shall prepare and submit to the Company preliminary Plans for the next calendar year followed by final Plans for the next calendar year, incorporating any reasonable changes requested by the Company. In connection with any acquisition of a Property by the Owner, the Leasing Agent will prepare a Plan for such Property for the remainder of the calendar year. Each Plan will be in the form approved by the Company prior to the date thereof.

4.4.2.
The Company will approve or disapprove a Plan within a reasonable time after the receipt of the Plan, but not later than thirty (30) days after the submission thereof to the Company. The Leasing Agent will make any reasonable changes to each Plan that are requested by the Company. At such time as the Company shall request, which in no event shall exceed three (3) requests per calendar year, the Leasing Agent shall submit to the Company for its approval an updated Plan incorporating such changes as shall be necessary to reflect changes occurring subsequent to the prior Plan during such period. If the Company does not disapprove of such revised Plan within 30 days after receipt thereof by the Company, such Plan shall be deemed approved. If the Company shall disapprove of any such Plan, the Leasing Agent shall submit a revised Plan within ten (10) days of receipt of notice of disapproval, and the Company shall have ten (10) days to provide notice to the Leasing Agent if it disapproves of any such further revised Plan.

4.4.3.	The Leasing Agent shall provide supporting information reasonably requested by the Company in connection with its review of any Plan submitted by the Leasing Agent.

4.5.
Advertising. The Leasing Agent is authorized to advertise in accordance with the Budget, at the Owner’s expense, the Property and to place “For Lease” and similar signs on the Property, subject to the Company’s reasonable approval over the type and location of such signs. The Company and the Leasing Agent agree to cooperate so as to keep each other informed of the publication or distribution of any publicity releases relating to the Property. The Leasing Agent shall not otherwise publish, display or distribute any marketing flyers or advertisements without the Owner's prior written consent, not to be unreasonably withheld, conditioned or delayed.

4.6.
Monthly Report. The Leasing Agent shall prepare and furnish to the Company, as soon as possible after the end of each month during the term of this Leasing Agreement and in no event later than the twentieth (20th) day of the month, a monthly report, in reasonable detail, summarizing the Leasing Agent’s or a Sub-Agent’s, as applicable, activities hereunder and the results obtained therefrom for the previous month. The report shall be in a form reasonably acceptable to the Company and shall include such information regarding advertising, people contacted, property showings and related matters as the Company reasonably requests.

4.7.
Limitation on Authority. Notwithstanding any provision to the contrary contained herein, the Leasing Agent expressly acknowledges, confirms and agrees that it is acting as an independent contractor and not as the Company’s or any other Owner’s agent. Except as expressly set forth herein, the Leasing Agent has no authority to incur liabilities on behalf of the Company or any other Owner nor to enter into, execute, make or acknowledge any contract, covenant, agreement, lease or representation pertaining to the Property without the express prior written approval of the Company. Any action taken by the Leasing Agent which is not expressly permitted by this Leasing Agreement shall not bind the Company or any other Owner. The Leasing Agent agrees that it shall, and shall cause each Sub-Agent it retains pursuant to Section 1.1, in all oral and written communications with prospective tenants, to advise such prospective tenants that any and all lease proposals are proposals only and are contingent upon the negotiation and final execution by the Owner and by the prospective tenant of a mutually acceptable and definitive lease embodying the full terms of their agreement. The Leasing Agent further acknowledges and agrees that all oral and written lease offers received by the Leasing Agent or a Sub-Agent, as applicable, shall be delivered to the Company and shall not be binding or obligatory on the Owner until the Owner accepts such offer and evidences such acceptance by the execution of a written contract relating thereto.

4.8.
Representations. The Leasing Agent shall make no representations or warranties of any kind, express or implied, concerning the Property or any other matter without the prior written consent of the Company, not to be unreasonably withheld, conditioned or delayed. The Company, on behalf of each Owner, represents and warrants to the Leasing Agent that such Owner (i) is the sole fee simple title owner to the Property and (ii) has the right to enter into lease agreements and occupancy agreements with respect to the Property. The Company represents and warrants that it is authorized and has the capacity to execute and deliver this Leasing Agreement. The Company, on behalf of each Owner, hereby authorizes the Leasing Agent to furnish full disclosure to a prospective tenant of all information with respect to the Property furnished by the Company to the Leasing Agent.

4.9.
Professional Consultants. In regard to the marketing and leasing of the Property, the Leasing Agent will utilize the services of such attorneys, accountants and financial and other professionals as the Company may from time to time designate at the Owner’s sole cost and expense.

5.  Representations and Warranties of the Company.  To induce the Leasing Agent to enter into this Leasing Agreement, the Company, on its own behalf and on behalf of each Owner, makes the following representations and warranties, which shall survive the execution and termination of this Leasing Agreement:

5.1
Organization. The Company is duly organized, validly existing and in good standing under the laws of the state of Maryland. The Company has all power and authority required to execute, deliver and perform this Leasing Agreement, both on its own behalf and on behalf of each Owner.

5.2	Authorization. The execution, delivery and performance of this Leasing Agreement has been duly authorized by all necessary action on the part of the Company.

5.3
Validity. This Leasing Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms except as limited by bankruptcy, insolvency, receivership and similar laws of general application.

6.
Representations and Warranties of the Leasing Agent. To induce the Company to enter into this Leasing Agreement, the Leasing Agent makes the following representations and warranties, which shall survive the execution and termination of this Leasing Agreement:

6.1.
Organization. The Leasing Agent is duly organized, validly existing and in good standing under the laws of the state of Delaware. The Leasing Agent has all power and authority required to execute, deliver and perform this Leasing Agreement.

6.2.	Authorization. The execution, delivery and performance of this Leasing Agreement has been duly authorized by all necessary action on the part of the Leasing Agent.

6.3.
Validity. This Leasing Agreement constitutes a legal, valid and binding agreement of the Leasing Agent enforceable against the Leasing Agent in accordance with its terms except as limited by bankruptcy, insolvency, receivership and similar laws of general application.

6.4.
Licenses. During the entire term of this Leasing Agreement, the Leasing Agent shall cause all persons performing licensable activities to have and to maintain in full force and effect all licenses, including, without limitation, any real estate broker’s license, which the real estate licensing law requires and all permits necessary to perform its obligations under this Leasing Agreement and shall pay all taxes, fees or charges imposed on the business engaged in by the Leasing Agent hereunder.

6.5.	Independent Contractor. The Leasing Agent’s status under this Leasing Agreement is that of an independent contractor and not as an agent or employee of the Company or any other Owner.

7.
Indemnity. The Owner shall indemnify, hold harmless and defend the Leasing Agent, any Sub-Agent and their respective Affiliates and officers, directors, employees, agents and representatives from all losses, damages, costs, claims and liabilities (including, without limitation, court costs and reasonable attorneys’ fees relating thereto) arising out of or related to (a) any materially incorrect information supplied by the Owner concerning the Property; or (b) any act or omission by the Owner or any of its agents or representatives (other than the Leasing Agent or a Sub-Agent) constituting negligence, willful misconduct or a material breach or default under this Leasing Agreement by the Company. The Leasing Agent shall indemnify, hold harmless and defend the Company and any other Owners from all losses, damages, costs, claims and liabilities (including, without limitation, court costs and reasonable attorney's fees relating thereto) arising out of or related to (a) any misrepresentation or failure to disclose material information regarding the Property to a prospective tenant by the Leasing Agent, a Sub-Agent or any agent or representative of the Leasing Agent provided the Company or any other Owner has provided the Leasing Agent with adequate information and authority to make full and accurate representations and disclosures regarding the Property; (b) any material fact known by the Leasing Agent or a Sub-Agent relating to any tenant or proposed transaction which the Leasing Agent fails to disclose to the Company; (c) any act or omission by the Leasing Agent, a Sub-Agent or any of their agents or representatives constituting negligence, willful misconduct or a material breach or default under this Leasing Agreement by the Leasing Agent; or (d) any acts of the Leasing Agent, a Sub-Agent or their agents or representatives taken outside of the scope of this Leasing Agreement. The indemnities herein contained shall not apply to any claim with respect to which and to the extent the indemnified party is covered by insurance; provided, that the foregoing exclusion does not invalidate the indemnified party’s insurance coverage. Each party will procure a waiver of subrogation with respect to claims against the other party under policies in which the other party is not a named insured, and shall promptly notify the other party in the event that any such waiver is unobtainable or is obtainable only upon payment of an additional premium. If such waiver is obtainable only upon payment of an additional premium, the other party shall have the right at its option to pay such additional premium.

8.	Termination.

8.1.	Termination for Cause.

8.1.1.
The Company may terminate this Leasing Agreement at any time, effective immediately upon written notice to the Leasing Agent, if (i) the Leasing Agent has materially breached this Leasing Agreement; provided, that (a) the Leasing Agent does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Company, or (b) if such material breach is not of a nature that can be remedied within such period, the Leasing Agent does not diligently take all reasonable steps to cure such breach or does not cure such breach within sixty (60) days; (ii) there is fraud, criminal conduct, or willful misconduct by the Leasing Agent; (iii) a court of competent jurisdiction enters a decree or order for relief in respect of the Leasing Agent in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Leasing Agent or for any substantial part of any of its property or orders the winding up or liquidation of the Leasing Agent’s affairs; or (iv) the Leasing Agent commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Leasing Agent or for any substantial part of any of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due. The Leasing Agent agrees that if any of the events specified in subsections (iii) or (iv) above occur, it shall give written notice thereof to the Company within seven (7) days after the occurrence of such event.

8.1.2.
The Leasing Agent may terminate this Leasing Agreement at any time, effective immediately upon written notice to the Company, if (i) the Company has materially breached this Leasing Agreement; provided, that (a) the Company does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Leasing Agent, or (b) if such material breach is not of a nature that can be remedied within such period, the Company does not diligently take all reasonable steps to cure such breach or does not cure such breach within sixty (60) days; (ii) there is fraud, criminal conduct, or willful misconduct by the Company; (iii) a court of competent jurisdiction enters a decree or order for relief in respect of the Company in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property or orders the winding up or liquidation of the Company’s affairs; or (iv) the Company commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of any of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due. The Company agrees that if any of the events specified in subsections (iii) or (iv) above occur, it shall give written notice thereof to the Leasing Agent within seven (7) days after the occurrence of such event.

8.1.3.
For the avoidance of doubt, a material breach of the Property Management Agreement which continues beyond the expiration of any applicable grace, notice or cure period, shall be a material breach of this Leasing Agreement.

8.2.
Effect of Termination. The termination of this Leasing Agreement for any reason shall not affect any right, obligation or liability which has accrued under this Leasing Agreement on or before the effective date of such termination. Each agreement between the Leasing Agent and a Sub-Agent with respect to any of the Leasing Agent’s duties under this Leasing Agreement shall terminate immediately upon the termination of this Leasing Agreement. Upon termination of this Leasing Agreement for any reason, the Leasing Agent will cooperate with the Company in an effort to achieve an efficient transition of the leasing of the Properties without detriment to the rights of the Company or any other Owner or to the continued leasing of the Properties.

9.	Miscellaneous.

9.1.
Discrimination. The Owners, the Leasing Agent, a Sub-Agent or a third party shall not refuse to display or lease the Property to any person because of race, color, religion, national origin, sex, marital status or physical disability.

9.2.
Entire Agreement. This Leasing Agreement constitutes the entire agreement between the Company and the Leasing Agent with respect to the matters set forth herein and supersedes all prior discussions, negotiations and agreements, whether oral or written. No amendment of this Leasing Agreement shall be valid or binding unless made in writing and signed by both the Company and the Leasing Agent.

9.3.
Successors: Assignment. This Leasing Agreement shall be binding upon the Company, each Owner and the Leasing Agent and their respective successors and assigns and shall inure to the benefit of the Company, its successors and assigns. Except as provided in Section 1.1, the Leasing Agent may not assign or transfer any of its rights or obligations under this Leasing Agreement to a third party without the prior written consent of the Owner and the approval of a majority of independent directors of the Company and any such assignment without the prior written consent of the Owner and the approval of a majority of independent directors shall be void and of no effect.

9.4.	Governing Law. This Leasing Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law thereof.

9.5.
Headings. The paragraph headings in this Leasing Agreement are inserted for convenience only and are not intended to be used in construing the substance of any of the provisions of this Leasing Agreement.

9.6.
Notices. All notices, demands requests, approvals and other communications required or permitted by this Leasing Agreement shall be in writing and shall be deemed to have been given on the earlier of the date when presented personally or otherwise delivered (whether by commercial delivery service, mail or otherwise) or on the third (3rd) day after the date when deposited in a regularly maintained mail receptacle of the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to Company or the Leasing Agent, as the case may be, at its respective address set forth below, or at such other address as the Company or the Leasing Agent may from time to time designate by written notice to the other party as herein required.

If mailed or personally
delivered to the Company:	American Realty Capital – Retail Centers of America, Inc.
405 Park Avenue
New York, New York 10022
Telephone: (212) 415-6500
Facsimile: (212) 421-5799
Attention: Mr. William Kahane
Mr. Jesse Galloway, Esq.

With a copy mailed to:	Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: Mr. Peter M. Fass, Esq.
Mr. Steven Fishman, Esq.

If mailed or personally	American Realty Capital Retail Advisor, LLC
delivered to the Leasing Agent:	405 Park Avenue
New York, New York 10022
Telephone: (212) 415-6500
Facsimile: (212) 421-5799
Attention: Mr. William Kahane
Mr. Jesse Galloway, Esq.

With a copy mailed to:	Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention: Mr. Peter M. Fass, Esq.
Mr. Steven Fishman, Esq.

With a copy mailed to:	Lincoln Retail REIT Services, LLC
2000 McKinney Avenue, Suite 1000
Dallas, Texas 75201
Attention: Mr. Robert Dozier
Mr. Gregory Courtwright

9.7.
Construction. If any of the provisions of this Leasing Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions hereof and this Leasing Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

9.8.	Number; Gender. Whenever used herein, the singular number shall include the plural, and the plural shall include the singular, and the use of any gender shall be applicable to all genders.

9.9.
Other Brokers. The Company expressly acknowledges that the Leasing Agent may cooperate with other real estate brokers (each a “Cooperating Broker”) in discharging and performing the duties and obligations of the Leasing Agent set forth in this Leasing Agreement, and that the Leasing Agent may pay such Cooperating Brokers a leasing fee for services in leasing the Properties provided by such Cooperating Brokers.

[Signature page follows on next page.]

IN WITNESS WHEREOF, the parties have executed this Leasing Agreement as of the date first above written.

AMERICAN REALTY CAPITAL RETAIL ADVISOR, LLC

By:	American Realty Capital Retail Special Limited
Partnership, LLC
Its Member

By:	American Realty Capital IV, LLC
Its Managing Member

By:
Name: Nicholas S. Schorsch
Title: Authorized Signatory

AMERICAN REALTY CAPITAL – RETAIL CENTERS OF AMERICA, INC.

By
Name:
Title: